UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2015

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07Submission of Matters to a Vote of Security Holders

On June 4, 2014, bluebird bio, Inc. (the "Company") held its previously announced Annual Meeting of Stockholders (the "Meeting"), at which a quorum was present.  At the Meeting, the stockholders of the Company voted on the two proposals as follows: (i) to elect Daniel S. Lynch and John M. Maraganore as Class II members of the board of directors to serve until the Company's 2018 annual meeting of stockholders ("Proposal 1"); (ii) to approve, on an advisory basis, the compensation paid to our Named Executive Officer (“Proposal 2”); (iii) to approve, on an advisory basis, the frequency of  stockholder vote on the compensation of the Company’s Named Executive Officers every three, two, or three years (“Proposal 3”); and  (iv) to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 ("Proposal 4").

The Company's stockholders approved Proposal 1. The votes cast at the Annual Meeting were as follows:

•	On the election of Daniel S. Lynch as a Class II director – 27,959,233 shares voted for and 283,088 shares withheld.
•	On the election of John M. Maraganore as a Class II director – 27,839,055 shares voted for and 403,266 shares withheld.

The Company’s stockholders approved Proposal 2. The votes cast at the Annual Meeting were as follows:  28,047,865 shares voted for; 194,456 shares voted against, and zero shares abstained from voting.  There were 2,466,310 broker non-votes with respect to Proposal 2.

The Company’s stockholders approved to hold the advisory vote on the Company’s Named Executive Compensation every year to Proposal 3.  The votes cast at the Annual meeting were as follows:  10,029,226 shares voted for every three years; 576,249 shares voted for every two years; 17,626,460 shares votes for every year; and 10,386 shares abstained from voting.

The Company stockholders approved Proposal 4. The votes cast at the Annual Meeting were as follows: 30,657,945 shares voted for, 39,430 shares voted against and 11,256 shares abstained from voting. There were zero broker non-votes with respect to Proposal 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2015	bluebird bio, Inc.

	By:	/s/ Jason F. Cole
Jason Cole
Senior Vice President, General Counsel